Spirit Airlines’ Board of Directors Appoints Myrna M. Soto as New Board Member

MIRAMAR, Fla. (March 31, 2016) - Spirit Airlines (NASDAQ: SAVE) announced today that its Board of Directors has appointed Myrna M. Soto as its newest board member, effective March 29, 2016.

“We are looking forward to Myrna becoming a member of our board,” said Spirit’s Chairman of the Board, Mac Gardner. “Myrna’s expertise in cyber and data security will add an experienced voice to help ensure Spirit is well-positioned to meet the ever-changing technology needs of today’s marketplace.”

“I am pleased to join the board of an innovative and emerging company like Spirit,” said Ms. Soto. “I’m looking forward to partnering with Spirit’s President & CEO Bob Fornaro, the Board, and the rest of the Spirit team.”

Ms. Soto is Corporate Senior Vice President & Global and Chief Information Security Officer of Comcast Corporation (“Comcast” NASDAQ: CMCSA), which operates as a worldwide media and technology company. She previously served at Comcast from 2009 to August 2015 as Senior Vice President and Chief Infrastructure and Information Security Officer. Ms. Soto is responsible for the alignment and development of cyber and data security strategies, policies and execution across the entire Comcast Portfolio of businesses. Prior to joining Comcast in September 2009, she served from 2005 as Vice President of Information Technology Governance and Chief Information Security Officer for MGM Resorts International, a global hospitality & gaming company. Ms. Soto has been a director of CMS Energy Corporation and, its principal subsidiary, Consumers Energy Corporation, since January 2015

Ms. Soto brings over 25 years of focused information technology and security experience from a variety of industries, including financial services, hospitality, insurance, risk management, as well as gaming and entertainment. A recipient of the 2015 CSO Compass Award, she was also named Information Security Executive of the Year in 2013 by ISE. Ms. Soto serves as an executive committee board member of the Hispanic IT Executive Council and as a member of the Board of Trustees of Cabrini College.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. Our Fit Fleet is the youngest, most fuel-efficient in the U.S. We operate more than 390 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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